Exhibit 99.1

Ørsted and Eversource Propose Updated Sunrise Wind Project for New York

New Proposal Keeps Sunrise Wind On-Track; Key to Meeting N.Y.’s Climate Targets

 ***

In Successful Award, Ørsted to Become Sole Owner of Sunrise Wind as Eversource Advances Offshore Wind Divestment

NEW YORK – JANUARY 25, 2024 –Joint venture partners Ørsted and Eversource today submitted a new proposal for Sunrise Wind in response to New York’s latest offshore wind solicitation, re-bidding an updated project that, if selected, would fulfill its promise to deliver substantial economic benefits across New York and play a critical role in advancing the state’s climate goals. Sunrise Wind would deliver up to 924 megawatts of clean energy to New York.

As the most mature offshore wind project in the state’s pipeline, Sunrise Wind is expected to be completed in 2026, helping the state achieve its mandate of 70 percent renewable energy by 2030, while paving the way for future state projects and accelerating the state’s growing offshore wind workforce and supply chain.

“Sunrise Wind is ready-to-build and ready to make more historic investments in New York’s offshore wind economy, creating jobs and delivering economic benefits immediately,” said David Hardy, Group EVP and CEO Americas at Ørsted. “We’re already leading the way with our trailblazing South Fork Wind project. Sunrise Wind will build on the promise of offshore wind for New York, including hundreds more local union jobs and investments in a statewide supply chain, while delivering major progress toward New York’s clean energy targets.”

“Dozens of New Yorkers are already hard at work on the early construction for Sunrise Wind,” said Joe Nolan, Chief Executive Officer and President of Eversource Energy. “That would grow into hundreds of new jobs and considerable new investment for New York, especially for the local unions slated to build the project’s onshore transmission system.”

The Sunrise Wind design has been reviewed and accepted by all relevant state agencies, and the project has secured all major supplier and project labor agreements to commence work shortly after award. Final federal permits are expected this summer.

Sunrise Wind has earned broad bipartisan support across New York from local elected officials and business, community, labor and environmental organizations.

Ørsted to Become Sole Owner in Successful Sunrise Wind Award

In advancing the re-bid for Sunrise Wind, the joint venture reached an agreement for Ørsted to acquire Eversource’s 50 percent share in the project if it is awarded a contract in New York’s fourth offshore wind solicitation. In a successful re-bid, Ørsted would become the sole owner of Sunrise Wind, while Eversource would remain contracted to lead the project’s onshore construction. Should Sunrise Wind be successful in the re-bid, Ørsted would pay 50 percent of the negotiated purchase price upon closing the sales transaction, with the remaining 50 percent paid when onshore construction is completed and certain other milestones are achieved. If the project is not selected, the existing contract for Sunrise Wind would be cancelled, per the state’s requirement, and the 50/50 joint venture will remain in place. Ørsted and Eversource would then assess their options in determining the best path forward for Sunrise Wind and its assets.

Additional Information on Sunrise Wind’s Community Investments

Sunrise Wind is making significant investments in the state’s offshore wind workforce and supply chain, including:

•	A record $200 million offshore wind supply chain award to Long Island-based contractor Haugland Energy Group LLC, which will create more than 400 jobs for New York union workers to install the underground duct bank system for Sunrise Wind’s onshore transmission line in Brookhaven, in Suffolk County.
•	$86 million supply chain contract with Riggs Distler & Company, Inc., bringing construction and steel manufacturing work to Capital Region and Western New York companies supporting the construction of advanced foundation components for wind turbines at the Port of Coeymans. That contract is creating 230 family-sustaining jobs.
•	Supported the development of New York’s National Offshore Wind Training Center (NOWTC) on Long Island with a $10 million investment.
•	Advanced the first offshore wind project in America to use high-voltage direct current (HVDC) transmission technology.
•	Committed $5 million in a research partnership with Stony Brook University.
•	Announced the creation of an O&M Hub in East Setauket and harbor facility in Port Jefferson to support wind farm operations and the long-term associated operations and maintenance jobs.
•	Completed a Host Community Agreement with the town of Brookhaven.

About Ørsted

A global clean energy leader, Ørsted develops, constructs, and operates offshore and land-based wind farms, solar farms, energy storage facilities, and bioenergy plants. Ørsted was the first energy company in the world to have its science-based net-zero emissions target validated by the Science Based Targets initiative (SBTi) and is recognized as the world’s most sustainable energy developer in the Corporate Knights Global 100 index.

In the United States, the company has approximately 700 employees and a portfolio of clean energy assets and partnerships that includes offshore wind energy, land-based wind energy, solar, battery storage and e-fuels. Ørsted is a U.S. leader in offshore wind energy with approximately 3 gigawatts in development and operates America’s first offshore wind farm, located off the coast of Block Island. Ørsted has a total U.S. land-based capacity of 5 gigawatts across wind, solar, storage technologies and e-fuels. To learn more about the Ørsted U.S. business, visit us.orsted.com or follow the company on Twitter (@OrstedUS), Instagram, and Facebook.

About Eversource

Eversource (NYSE: ES), celebrated as a national leader for its corporate citizenship, is the #1 energy company in Newsweek’s list of America’s Most Responsible Companies for 2024 and recognized as a Five-Year Champion, appearing in every edition of the list. Eversource transmits and delivers electricity and natural gas and supplies water to approximately 4.4 million customers in Connecticut, Massachusetts and New Hampshire. The #1 energy efficiency provider in the nation, Eversource harnesses the commitment of approximately 9,900 employees across three states to build a single, united company around the mission of safely delivering reliable energy and water with superior customer service. The company is empowering a clean energy future in the Northeast, with nationally recognized energy efficiency solutions and successful programs to integrate new clean energy resources like a first-in-the-nation networked geothermal pilot project, solar, offshore wind, electric vehicles and battery storage, into the electric system. For more information, please visit eversource.com, and follow us on X, Facebook, Instagram, and LinkedIn. For more information on our water services, visit aquarionwater.com.

Media Contact

Meaghan Wims

mwims@duffyshanley.com

401-261-1641

###